Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Applied DNA Sciences, Inc. on Form S-3 (File No. 333-202432) and Form S-8 (File No. 333-182350 and 333-205123) of our report dated December 6, 2016 with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2016 and 2015, and for the years then ended, which report is included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2016.

/s/ Marcum LLP
Marcum LLP

Melville, New York
December 6, 2016